SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2007

Peet's Coffee & Tea, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Washington (State of jurisdiction)	0-32233 (Commission File No.)	91-0863396 (IRS Employer Identification No.)

1400 Park Avenue
Emeryville, California 94608-3520
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (510) 594-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - Changes in Control of Registrant

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 23, 2007, the Board of Directors of Peet's Coffee & Tea, Inc. (the "Company") modified the incentive compensation for its executive officers to provide cash incentive compensation.  Previously, the incentive compensation to the Company's executive officers consisted of annual bonus stock option grants based on a target incentive percentage of base salary.  These annual bonus options were subject to acceleration by the Board of Directors if the Company achieved predetermined annual performance objectives.   The Company's incentive compensation program, as modified, will be cash based and dependent on the Company meeting certain specified performance objectives.

For 2007, the cash bonus will be earned based on the Company meeting quantifiable financial and project goals in three key areas that are equally weighted:  earnings per share, operating margin improvement and business growth.  The maximum payout achievable is equal to the executive’s target. Each component of the bonus is weighted individually so the executives can earn a partial payout if not all objectives are achieved. For 2007, the target cash incentive percentage for Mr. O’Dea, Chief Executive Officer is 40% of his base salary.  The target cash incentive percentage for Mr. Cawley, Chief Financial Officer is 27% of his base salary. The cash incentive percentage for Mr. Grimes, Vice President, Operations and Information Systems is 40% of his base salary, which is guaranteed in 2007 providing he is still an employee on June 30, 2008 and is not to be subject to the performance targets specified.

In addition to the cash incentive bonus, the compensation program for these executives will include annual stock option grants, which vest annually over a four year period, intended to promote retention. The new target cash incentive bonus plus any retention-based stock option grant are designed to replace the previous solely equity-based incentive program.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Peet's Coffee & Tea, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Peet's Coffee & Tea, Inc.

Dated: May 8, 2007	By:	/s/ Thomas Cawley
Thomas Cawley
Chief Financial Officer